Exhibit 99.1

AITX's RAD Converts Retail Security Pilot into Long Term Deployment

Customer Retains Systems After Extended Evaluation and Begins Exploring Broader Expansion

Detroit, Michigan, May 27, 2026 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that a major retail property management organization has moved forward with a permanent deployment of two ROSA™ security devices following a successful proof-of-concept evaluation. The systems, initially deployed under a pilot program, are now operating under a recurring monthly revenue agreement as the customer evaluates additional deployment opportunities across its portfolio. The deployment also incorporates RAD's SARA™ (Speaking Autonomous Responsive Agent) agentic AI platform, providing autonomous notifications, escalation workflows, and real-time communication capabilities designed to accelerate awareness and response during after-hours security events.

ALERT
AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES

Artist’s depiction of a RAD ROSA and SARA delivering real time after hours retail security awareness, deterrence, and response.

The pilot deployment, originally expected to run for 30 days, ultimately remained active for nearly three months as the customer worked closely with RAD to refine the deployment around the property's specific operational requirements. The ROSA devices are being utilized for interior after-hours security operations, including identifying unauthorized individuals remaining onsite, issuing automated voice deterrence messages, and notifying monitoring personnel of potential incidents requiring escalation.

Retail property operators continue to face growing pressure from theft, vandalism, trespassing, and rising security labor costs, with U.S. retailers estimated to have lost approximately $45 billion to shoplifting in 2024 alone1. Industry operators are increasingly evaluating AI driven and autonomous security technologies that can help extend coverage, improve incident response, and reduce reliance on traditional guarding models. In this deployment, the customer has reportedly responded particularly well to SARA's autonomous phone call notifications and escalation capabilities, which provide immediate awareness and actionable information when potential incidents occur after hours. RAD believes solutions like ROSA™ and SARA™ are well positioned for these environments, where proactive deterrence, automated engagement, and intelligent escalation can deliver meaningful operational impact while lowering overall security costs.

"Large scale pilot deployments like this frequently evolve into broader operational rollouts once customers experience the technology in a live environment," said Troy McCanna, Chief Revenue and Chief Security Officer at RAD. "These programs tend to start with a specific use case or property challenge, but once the customer sees the operational visibility, responsiveness, and consistency the system delivers, the conversation usually shifts toward expansion. That's especially true when SARA becomes part of the daily workflow and stakeholders begin interacting directly with the AI driven notifications and escalation process."

RAD confirmed that discussions are already underway regarding potential expansion opportunities at additional retail properties within the customer's portfolio. While the customer remains unnamed, the organization is understood to manage a portfolio measured in the hundreds of retail and shopping center properties across North America.

The Company invites prospective clients, channel partners, and industry participants to connect with its team to learn how RAD's solutions can support their security and operational objectives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G) and Robotic Assistance Devices Residential (RAD-R), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry2 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

All of RAD's solutions are designed to integrate with leading industry platforms and workflows, including ongoing collaboration with Immix®, the trusted provider of central station and remote monitoring software, supporting broader adoption of AI-driven security across professional monitoring environments.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing its credibility with enterprise and government clients that require rigorous data protection and compliance standards.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

AITX and its subsidiaries maintain a robust sales pipeline that includes over 35 Fortune 500 companies, with expanding opportunities across its subsidiaries. The Company expects continued growth as these opportunities convert into deployed clients generating recurring revenue streams, with significant potential for expansion within each account.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

For purposes of the Company's disclosures, "Artificial Intelligence" refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company's business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company's primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company's Board of Directors oversees the Company's deployment of Artificial Intelligence.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.buildingsecurity.com/statistics/retail-theft/
2 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/